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FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER
                                    NOMINEES

                                 CD RADIO INC.
                               OFFER TO EXCHANGE
                   5% DELAYED CONVERTIBLE PREFERRED STOCK FOR
                  10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                   , 1997, UNLESS EXTENDED (THE 'EXPIRATION DATE').

                                                                October   , 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     In our capacity as Dealer Manager, we are enclosing the material listed below relating to the offer (the 'Exchange Offer') by CD Radio Inc. (the 'Company') to exchange up to 1,932,073 shares of its new 10 1/2% Series C Convertible Preferred Stock (the 'New Preferred Stock') for up to all of the outstanding shares (the 'Shares') of its 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') at a rate of one share of New Preferred Stock for each $100 in Exchange Rate Liquidation Preference represented by Shares not previously converted. The 'Exchange Rate Liquidation Preference' shall be the amount determined by dividing the liquidation preference of the Shares being exchanged (including accrued and unpaid dividends on the Shares) by 0.696145. Such exchange will be upon the terms and subject to the conditions of the Exchange Offer (as described in the Prospectus) and subject to the right of the Company to amend or terminate the Exchange Offer. As of September 30, 1997, there were 5,222,608 Shares outstanding.

     The Company expressly reserves the right to extend, amend or modify the terms of the Exchange Offer, and not to accept for exchange any shares of 5% Preferred Stock, at any time and from time to time prior to the Expiration Date for any reason.

     We are asking you to contact your clients for whom you hold shares of 5% Preferred Stock registered in your name (or in the name of your nominee) or who hold shares of 5% Preferred Stock registered in their own names. Please bring the Exchange Offer to their attention as promptly as possible.

     The Company will pay all stock transfer taxes applicable to the exchange of shares of 5% Preferred Stock pursuant to the Exchange Offer, subject to Instruction 4 of the Letter of Transmittal referred to below.

     For your information and for forwarding to your clients, we are enclosing the following documents:

          1. The Prospectus dated October   , 1997 (the 'Prospectus');

          2. The Letter of Transmittal to be used by holders of shares of 5% Preferred Stock in accepting the Exchange Offer (duly executed photocopies of the Letter of Transmittal may be used to exchange shares of 5% Preferred Stock);

          3. A letter which may be sent to your clients for whose accounts you hold shares of 5% Preferred Stock registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Exchange Offer;

          4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding; and

          5. A return envelope addressed to CD Radio Inc.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                   , 1997, UNLESS THE EXCHANGE OFFER IS EXTENDED.



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     Any questions or requests for assistance or additional copies of the enclosed materials may be directed to CD Radio Inc., the Information Agent, the Exchange Agent or the Dealer Manager, at the addresses and telephone numbers set forth on the inside back cover of the enclosed Prospectus.

                                          Very truly yours,
                                          CD Radio Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL BE DEEMED TO APPOINT YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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